Exhibit 99.1

Silver Bay Realty Trust Corp. Appoints Daryl J. Carter to Board of Directors

NEW YORK, July 18, 2013 - Silver Bay Realty Trust Corp. (NYSE: SBY), today announced the appointment of Daryl J. Carter as an independent director to the Company’s Board of Directors, effective July 17, 2013.

“We are delighted to have Daryl join our Board,” said Brian Taylor, the Chairman of the Company’s Board of Directors.  “He brings over three decades of investing, operating and strategic experience across the multi-family and commercial real estate sectors, and we expect that the entire company will benefit from his presence on the Board.”

Mr. Carter is the Founder, Chairman and CEO of Avanath Capital Management, LLC, an investment firm focused on conventional and affordable multi-family investments.  Mr. Carter is also a Managing Partner of McKinley-Avanath, a property management company owned jointly by Avanath and McKinley, Inc.  Previously, Mr. Carter was an Executive Managing Director of Centerline Capital Group and head of the Commercial Real Estate Group, as well as President of American Mortgage Acceptance Corporation, a publicly-held commercial mortgage lender externally managed by Centerline.  Mr. Carter joined the Centerline executive team when his company, Capri Capital Finance, was acquired by Centerline in 2005.

Mr. Carter serves as a Trustee of the Urban Land Institute, Vice Chairman of the National Multifamily Housing Association and on the Visiting Committee of the Massachusetts Institute of Technology Sloan School of Management.  He has also served as Chairman of the Commercial Board of Governors of the Mortgage Bankers Association.

Mr. Carter is on the Board of Directors for The Olson Company and RREEF America III and serves as a trustee of Whitestone REIT [NYSE: WSR] and Paragon Real Estate Equity and Investment Trust.  Mr. Carter holds dual Masters Degrees in Architecture and Management from the Massachusetts Institute of Technology and a Bachelor of Science degree in Architecture from the University of Michigan.

Silver Bay Realty Trust Corp.

Silver Bay Realty Trust Corp. is a Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio and Texas. Silver Bay intends to elect and qualify to be taxed as a REIT. Additional information can also be found on the company’s website: www.silverbayrealtytrustcorp.com.

Additional Information

Stockholders of Silver Bay, and other interested persons, may find additional information regarding Silver Bay at the SEC’s Internet site at www.sec.gov or by directing requests to: Silver Bay Realty Trust Corp., Attn: Investor Relations, 601 Carlson Parkway, Suite 250, Minnetonka, MN 55305, telephone (952) 358-4400.

Contact

Anh Huynh, Director of Investor Relations, Silver Bay Realty Trust Corp., ahuynh@silverbaymgmt.com, (952) 358-4400.